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                                                                     EXHIBIT 5.2

                        [LETTERHEAD OF DURLING & DURLING]

                                                              September 12, 2001

McDermott International, Inc.
1450 Poydras Street
New Orleans, Louisiana 70112-6050

Gentlemen:

          McDermott International, Inc., a Panamanian corporation ("McDermott"), has engaged us to render to it the opinions we express below in connection with its offering of the following securities (the "Securities") which McDermott may offer, issue and sell from time to time at an aggregate initial offering price that will not exceed $300,000,000:

     o    its unsecured senior and subordinated debt securities;

     o    shares of its common stock, par value $1.00 per share;

     o    shares of its preferred stock, par value $1.00 per share; and

     o    warrants to purchase the other Securities.

          Concurrently with our delivery of this letter, McDermott is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-3 which relates to its offering and sale of the Securities under the 1933 Act's Rule 415. In this letter, "Registration Statement" means that registration statement when it becomes effective under the 1933 Act, and "Prospectus" means the prospectus the Registration Statement includes.

          For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

     o    the Registration Statement and its exhibits; and

     o McDermott's articles of incorporation and amended and restated by-laws, each as amended through the date of this letter (the "Charter Documents").

          We base the opinions we express below in part on the following assumptions we have made:

     o the Registration Statement and each post-effective amendment thereto, if any, will have become effective under the 1933 Act;

     o for each type or series of Securities McDermott offers by means of the Prospectus, McDermott will have prepared and filed with the SEC under the 1933

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McDermott International, Inc.         -2-                     September 12, 2001

          Act a prospectus supplement that describes that type or series and, if Securities of another type or series are issuable on the conversion, exchange, redemption or exercise of the Securities McDermott is so offering, which also describes that other type or series;

     o McDermott will have offered, issued and sold the Securities in the manner the Registration Statement and the relevant prospectus supplements describe and otherwise in compliance with all applicable federal and state securities laws;

     o in the case of Securities of any type which McDermott issues and sells, the board of directors of McDermott or any committee of one or more members of that board which that board has duly designated in accordance with the Charter Documents and the applicable laws of the Republic of Panama (that board or any such committee being the "Board") will have taken all corporate action necessary to:

          o authorize the issuance of those Securities and the other Securities, if any, issuable on the conversion, exchange, redemption or exercise of those Securities; and

          o    approve the terms of the offering and sale of those Securities;

     o in the case of any Securities issuable on the conversion, exchange, redemption or exercise of other Securities, those Securities will be available for issuance on that conversion, exchange, redemption or exercise;

     o in the case of shares of preferred stock of any series the Securities include, the Board will have duly adopted resolutions designating and establishing the terms of that series and caused a Board resolution with respect to that series to be prepared and filed with the Public Registry Office of the Republic of Panama;

     o in the case of any warrants the Securities include, the Board will have established the terms of those warrants, the warrant agreement under which those warrants will be issued will have been duly executed and delivered by McDermott and the warrant agent under that warrant agreement and neither those warrants nor that warrant agreement will include any provision that is unenforceable;

     o in the case of shares of common or preferred stock or warrants the Securities include, certificates representing those shares or warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Charter Documents and either:

          o the provisions of the applicable purchase agreement under which McDermott will sell those Securities; or

          o if issued on conversion, exchange, redemption or exercise of any other Securities, the applicable provisions of that Security or the agreement or

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McDermott International, Inc.         -3-                     September 12, 2001

               instrument under which that conversion, exchange, redemption or exercise will be effected;

     o in the case of each share of common or preferred stock the Securities include, the purchase price therefor payable to McDermott, or, if those shares are issuable on the conversion, exchange, redemption or exercise of another Security, the consideration payable to McDermott for that conversion, exchange, redemption or exercise will not be less than the par value of that share; and

     o McDermott and the initial purchasers of the Securities of any type will have duly authorized, executed and delivered a definitive purchase agreement relating to those Securities.

          On the basis of and subject to the foregoing, we are of the opinion that:

          1. McDermott is a corporation duly incorporated and validly existing in good standing under the laws of the Republic of Panama.

          2. The shares of common stock and preferred stock the Securities include will, when issued, have been duly authorized and validly issued and will be fully paid and nonassessable.

          3. The courts of the Republic of Panama will enforce judgments of United States courts in actions against McDermott obtained in such courts predicated on the civil liability provisions of the United States federal securities laws, provided any such judgment is approved by the Supreme Court of Panama.

          4. The courts of the Republic of Panama will not impose, in original actions, liabilities against McDermott predicated solely on the United States federal securities laws.

          We also confirm that the statement under the heading "Enforceability of Civil Liabilities" which attributes certain opinions to us is correct.

          We limit the opinions we express above in all respects to matters of the laws of the Republic of Panama, as in effect on the date hereof. This opinion is to be governed by and construed in accordance with the laws of Panama and is limited to, and is given on the basis of, the current practice in Panama.

          We hereby consent to the filing of this opinion of counsel as Exhibit
5.2 to the Registration Statement. We also consent to the reference to our Firm under the headings "Legal Opinions" and "Enforceability of Civil Liabilities" in the Prospectus. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

                                       Very truly yours,


                                       /s/ DURLING & DURLING